Exhibit 99.11

PetroLegacy Energy II, LLC

Condensed Financial Statements

March 31, 2023 and 2022

PetroLegacy Energy II, LLC

Index

March 31, 2023 and 2022

Page(s)

Condensed Financial Statements

Balance Sheets	3

Statements of Operations	4

Statements of Changes in Members’ Equity	5

Statements of Cash Flows	6

Notes to Condensed Financial Statements	7–16

PetroLegacy Energy II, LLC

Balance Sheets

March 31, 2023 and December 31, 2022

(in thousands of dollars)	March 31, 2023	December 31, 2022
Assets
Current assets
Cash	$33,330	$33,829
Accounts receivable	71,599	67,229
Related party receivable	5,303	4,406
Prepaid expenses	579	648
Derivative contracts	9,074	12,197
Other current assets	378	377

Total current assets	120,263	118,686

Oil and natural gas properties, successful efforts method
Proved properties	1,018,444	906,473
Unproved properties	37,307	29,205
Wells-in-progress	152,301	150,083
Less: Accumulated depletion	(230,770)	(204,840)

Oil and natural gas properties, net	977,282	880,921
Other property and equipment, net	1,270	1,321
Derivative contracts	4,783	7,246
Other assets	1,519	1,748

Total assets	$1,105,117	$1,009,922

Liabilities and Members’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$61,767	$46,865
Related party payable	11,439	5,371
Accrued capital expenses	53,934	61,619
Oil and natural gas revenue payable	36,241	36,015
Income taxes payable	67	67
Derivative contracts	7,207	15,012
Asset retirement obligation—current portion	3,342	3,342
Other current liabilities	150	147

Total current liabilities	174,147	168,438
Long-term debt	224,000	200,000
Asset retirement obligation, net of current portion	12,092	11,812
Deferred income taxes	3,194	2,688
Derivative contracts	3,599	7,013
Other long-term liabilities	288	340

Total liabilities	417,320	390,291
Commitments and contingencies (Note 10)
Members’ equity	687,797	619,631

Total liabilities and members’ equity	$1,105,117	$1,009,922

The accompanying notes are an integral part of these condensed financial statements.

PetroLegacy Energy II, LLC

Statements of Operations

Three Months Ended March 31, 2023 and 2022

	Three Months Ended March 31,
(in thousands of dollars)	2023	2022
Revenues
Oil and condensate	$111,574	$89,338
Natural gas	1,840	928
Natural gas liquids	4,163	3,524

Total revenues	117,577	93,790

Operating expenses
Lease operating expenses	24,751	8,049
Production taxes	5,428	4,276
Exploration expense	21	26
Depreciation, depletion and amortization	25,983	17,053
Accretion of asset retirement obligations	164	170
General and administrative	1,342	699

Total operating expenses	57,689	30,273

Operating income	59,888	63,517

Other income (expense)
Interest expense, net	(4,436)	(1,263)
Gain (Loss) on derivative contracts, net	7,217	(45,608)

Total other income (expense), net	2,781	(46,871)

Net income before income tax	62,669	16,646
Deferred income tax benefit (expense)	(506)	(179)

Net income	$62,163	$16,467

The accompanying notes are an integral part of these condensed financial statements.

PetroLegacy Energy II, LLC

Statements of Changes in Members’ Equity

Three Months Ended March 31, 2023 and 2022

	Three Months Ended March 31,
(in thousands of dollars)	2023	2022
Members’ Equity, beginning of period	$619,631	$375,923
Capital contributions received from Parent	—	11,840
Non-cash settlement of related party payables	5,371	—
Non-cash oil and gas property contributions from related party	632	—
Net income	62,163	16,467

Members’ Equity, end of period	$687,797	$404,230

The accompanying notes are an integral part of these condensed financial statements.

PetroLegacy Energy II,

Statements of Cash Flows

Three Months Ended March 31, 2023 and 2022

	Three Months Ended March 31,
(in thousands of dollars)	2023	2022
Cash flows from operating activities
Net income	$62,163	$16,467
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	25,983	17,052
Accretion of asset retirement obligations	164	170
(Gain) Loss on derivative contracts	(7,217)	45,608
Net cash settlements paid on derivative contracts	(1,381)	(7,853)
Change in assets and liabilities
Accounts receivable	(1,770)	(30,401)
Related party receivable	(897)	(445)
Prepaid expenses	69	6
Other assets	228	53
Accounts payable and oil and natural gas revenue payable	1,827	8,976
Related party payable	11,438	3,455
Accrued expenses	6,048	(2,640)
Deferred income tax	506	179
Other liabilities	(49)	52

Net cash provided by operating activities	97,112	50,679

Cash flows from investing activities
Acquisition of oil and natural gas properties	(7,470)	(11,506)
Exploration and development expenditures	(114,141)	(81,196)
Additions to other property and equipment	—	(100)

Net cash used in investing activities	(121,611)	(92,802)

Cash flows from financing activities
Proceeds received from capital contributions	—	11,840
Proceeds from borrowings on credit facility	24,000	37,000
Payment of deferred financing costs	—	(538)

Net cash provided by financing activities	24,000	48,302

Net increase (decrease) in cash and cash equivalents	(499)	6,179
Cash and cash equivalents
Beginning of period	33,829	6,349

End of period	$33,330	$12,528

Supplemental disclosure of cash flow information:
Interest paid, net of capitalized interest	$1,895	$1,163
Supplementatl disclosure of non-cash transactions:
Change in accrued capital expenditures	$(67)	$(5,533)
Change in asset retirement obligation	116	72
Oil and gas property contributions to related party	632	—
Settlement of related party payables	5,371	—

The accompanying notes are an integral part of these condensed financial statements.

PetroLegacy Energy II, LLC

Notes to Condensed Financial Statements

March 31, 2023 2022

1.	Organization and Operations of the Company

PetroLegacy Energy II, LLC, (the “Company”) was organized as a Delaware limited liability company (“LLC”) on August 31, 2016 for the purpose to acquire, own, maintain, renew, drill, develop and operate oil and natural gas interests and related assets. The Company began operations in April 2017 with its first asset acquisition.

On September 8, 2017, the Company was restructured and PetroLegacy II Holdings, LLC, a Delaware LLC, and Peacemaker Royalties, LP were formed. The membership interests in PetroLegacy were assigned to PetroLegacy II Holdings, LLC, which is an entity under common control. PetroLegacy II Holdings, LLC became the parent company to PetroLegacy.

In March 2023, the Company received an assignment of mineral interests from Peacemaker Royalties, LP, a related company under PetroLegacy II Holdings, LLC. The effective date of this assignment was January 1, 2023. The Company is accounting for the activities and balances associated with the contributed interests as if they were contributed as of the beginning of the earliest period presented in accordance with common control guidance.

Current operations are concentrated in the Midland Basin of Texas. All references to “we”, “our”, “us”, “PetroLegacy” and the “Company” refer to PetroLegacy Energy II, LLC.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of PetroLegacy Energy II, LLC.

Accounts Receivable

The Company records estimated oil and natural gas revenue receivable from third parties offset by revenue payable liability to arrive at its net revenue interests. The Company also reflects costs incurred on behalf of joint interest partners in accounts receivable. Management routinely reviews outstanding balances, assesses the financial strength of customers and joint interest partners and records a reserve for amounts not expected to be fully recovered. As of March 31, 2023 and December 31, 2022 the Company did not record any allowance for doubtful accounts.

Oil and Natural Gas Properties

The Company follows the successful efforts method of accounting for oil and natural gas properties. For the three months ended March 31, 2023 and 2022 the Company recorded depletion expense on oil and natural gas properties of $26.0 million and $17.1 million, respectively.

The costs of exploratory wells are initially capitalized pending a determination of whether proved reserves have been found. As of March 31, 2023 and as of December 31, 2022, the Company excluded $152.3 million and $150.1 million, respectively, of capitalized costs from depletion and impairment related to wells-in-progress, in the accompanying condensed balance sheets.

Impairment of Oil and Natural Gas Properties

Proved oil and natural gas properties are reviewed for impairment annually or when events and circumstances indicate a possible decline in the recoverability of the carrying amount of such property. No impairment expense was recognized attributable to proved oil and natural gas properties for the three months ended March 31, 2023 nor for the three months ended March 31, 2022.

PetroLegacy Energy II, LLC

Notes to Condensed Financial Statements

March 31, 2023 2022

The Company evaluates significant unproved oil and natural gas properties for impairment based on remaining lease term, drilling results, reservoir performance, seismic interpretation or future plans to develop acreage. For the three months ended March 31, 2023 and the three months ended March 31, 2022, there was no impairment expense recorded related to unproved property. Further, lease acquisition costs are capitalized until the lease expires or when the Company specifically identifies the lease will revert to the lessor, at which time the Company expenses the associated lease acquisition costs. For the three months ended March 31, 2023 and the three months ended March 31, 2022, the Company did not record any expired lease costs.

Recently Issued Accounting Standards

To be Adopted in a Future Period

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” This ASU, along with subsequent related updates and amendments, replaces the current incurred loss model for measurement of credit losses on financial assets including trade receivables with a forward-looking expected loss model based on historical experience, current conditions, and reasonable and supportable forecasts. The ASU is effective for public business entities for fiscal years beginning after December 15, 2019, including interim periods within those years. During their October 2019 board meeting the FASB delayed the effective date for private entities with fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. We are evaluating the impact of the adoption of this guidance on our condensed financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740) Simplifying the Accounting for Income Taxes.” This update is intended to simplify the accounting for income taxes by removing certain exceptions and by clarifying and amending existing guidance. This update is effective for private entities with fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. We are evaluating the impact of the adoption of this guidance on our condensed financial statements.

The Company considers the applicability and impact of all ASUs. ASUs not listed above were assessed and determined to be either not applicable or clarifications of ASUs previously disclosed.

3.	Related Parties

The Company conducts a significant number of transactions with Pearlsnap Midstream, LLC (“Pearlsnap”) and Peacemaker Royalties, LP (“Peacemaker”), both subsidiaries of PetroLegacy II Holdings, LLC. Pearlsnap gathers produced water for the majority of the Company’s operated assets. Additionally, Pearlsnap provides both fresh and recycled water for the Company’s completion activities. Rates associated with these activities are considered to be at market rates. Peacemaker owns both overriding and royalty interests in most of the Company’s wells.

The employees of the Company also provide support services for both Pearlsnap and Peacemaker. The cost of these support services are allocated to Pearlsnap and Peacemaker under the terms of a master service agreement. Related to the master service agreement, for the three months ended March 31, 2023 and 2022, the Company charged Pearlsnap $460 thousand and $168 thousand, respectively. Additionally, related to the master service agreement, for the three months ended March 31, 2023 and 2022, the Company charged Peacemaker $189 thousand and $71 thousand, respectively.

PetroLegacy Energy II, LLC

Notes to Condensed Financial Statements

March 31, 2023 2022

For the three months ended March 31, 2023, water gathering costs incurred with Pearlsnap totaled $4.2 million; $3.4 million of these costs are presented on the statements of operations in lease operating expenses and $0.8 million are capitalized as part of the completion activities and presented in the proved properties line on the balance sheets. For the three months ended March 31, 2022, water gathering costs incurred with Pearlsnap totaled $1.5 million. $1.1 million of these costs are presented on the statements of operations in lease operating expenses and $0.4 million are capitalized as part of the completion activities and presented in the proved properties line on the balance sheets.

For the three months ended March 31, 2023 and 2022, fresh and recycled water purchased from Pearlsnap totaled $2.4 million and $1.6 million, respectively. These costs are capitalized as part of the completion activities and are presented in the proved properties line on the balance sheets.

As of March 31, 2023 and as of December 31, 2022, PetroLegacy owed Peacemaker $5.7 million and $5.4 million in mineral interest royalties, respectively.

The following table shows the related party receivable and payable by party as of March 31, 2023 and December 31, 2022:

(in thousands of dollars)	As of March 31, 2023	As of December 31, 2022
Related party receivable
Owed by Pearlsnap Midstream, LLC	$3,508	$2,909
Owed by Peacemaker Royalty, LP	1,340	1,077
Owed by Petrolegacy II Holdings, LLC	455	420

Total related party receivable	$5,303	$4,406
Related party payable
Owed to Pearlsnap Midstream, LLC	$5,737	$1
Owed to Peacemaker Royalty, LP	5,702	5,370

Total related party payable	$11,439	$5,371

Further, the Company contracts with a variety of companies to provide both land broker services. One of the companies engaged to perform work on behalf of the Company is owned and operated by immediate family members of an employee of the Company. The Company paid approximately $157 thousand to this company during the three months ended March 31, 2023 and $100 thousand during the three months ended March 31, 2022. There was no liability included in accounts payable attributable to this related party as of March 31, 2023 nor as of December 31, 2022.

4.	Asset Acquisitions, Divestitures, and Exchanges

Acquisitions

In the three months ended March 31, 2023, the Company entered into three asset acquisitions totaling $4.4 million and other leasehold and property acquisitions totaling $3.0 million in cash paid for approximately 520 net aces combined in Martin County, Texas.

In the three months ended March 31, 2022, the Company entered into three asset acquisitions totaling $3.8 million and other leasehold and property acquisitions totaling $3.2 million in cash paid for approximately 677 net acres combined in Martin County and Dawson County, Texas.

PetroLegacy Energy II, LLC

Notes to Condensed Financial Statements

March 31, 2023 2022

5.	Derivative Instruments

The Company utilizes swap contracts and two-way collar options. All derivative instruments are recorded as derivative contracts, on the Company’s balance sheets as either assets or liabilities measured at their fair value (see Note 6 — “Fair Value Measurements”). The Company has not designated any derivative instruments as hedges for accounting purposes and does not enter into such instruments for speculative trading purposes.

At March 31, 2023, the Company had the following outstanding commodity derivative instruments (fair value by derivative instrument below are net):

	Settlement Period	Derivative Instrument			Weighted Average Prices			Fair Value Assets (Liabilities)	Asset	Liability
Commodity			Volumes		Swap	Floor	Ceiling
Crude oil	Current	Basis Swap (Mid/Cush)	1,186,500	bbls	$0.64			$(335,535)	$63,473	$(399,008)
Crude oil	Current	Basis Swap (CMA Roll)	347,451	bbls	$0.32			(205,085)	—	(205,085)
Crude oil	Current	Two-way collar	1,570,182	bbls		$50.00	$106.48	1,761,089	7,713,664	(5,952,576)
Crude oil	Current	Roll Swap	913,500	bbls	$0.30			(170,461)	54,445	(224,906)
Natural gas	Current	Basis Swap	1,008,912	mmbtu	$(1.57)			(61,090)	247,083	(308,173)
Natural gas	Current	Swap	37,500	mmbtu	$4.85			75,988	75,988	—
Natural gas	Current	Two-way collar	918,135	mmbtu		$2.40	$12.61	801,701	919,089	(117,388)
Crude oil	Non-Current	Basis Swap (Mid/Cush)	478,000	bbls	$0.63			(219,270)	—	(219,270)
Crude oil	Non-Current	Two-way collar	546,000	bbls		$60.00	$96.05	1,434,716	4,519,680	(3,084,965)
Crude oil	Non-Current	Roll Swap	427,000	bbls	$0.21			(88,894)	—	(88,894)
Natural gas	Non-Current	Basis Swap	427,500	mmbtu	$(1.16)			(112,631)	25,138	(137,768.75)
Natural gas	Non-Current	Swap	57,500	mmbtu	$4.37			50,450	50,450	—
Natural gas	Non-Current	Two-way collar	320,000	mmbtu		$3.00	$12.00	119,148	187,713	(68,565)

								$3,050,125	$13,856,723	$(10,806,598)

At December 31, 2022, the Company had the following outstanding commodity derivative instruments (fair value by derivative instrument below are net):

	Settlement Period	Derivative Instrument			Weighted Average Prices			Fair Value Assets (Liabilities)	Asset	Liability
Commodity			Volumes		Swap	Floor	Ceiling
Crude oil	2023	Basis Swap (Mid/Cush)	1,475,500	bbls	$0.71			$(163,645)	$180,895	$(344,540)
Crude oil	2023	Basis Swap (CMA Roll)	478,702	bbls	$0.31			(273,563)	7,086	(280,649)
Crude oil	2023	Two-way collar	2,054,732	bbls		45.00	107.23	(3,412,402)	10,078,511	(13,490,914)
Crude oil	2023	Roll Swap	780,500	bbls	$0.39			(106,856)	93,647	(200,503)
Natural gas	2023	Swap	35,000	mmbtu	$4.88			25,890	25,890	—
Natural gas	2023	Basis Swap	1,186,912	mmbtu	$(1.51)			859,560	1,084,721	(225,161)
Natural gas	2023	Two-way collar	1,086,693	mmbtu		$2.40	$24.02	256,087	726,329	(470,242)
Crude oil	2024	Basis Swap (Mid/Cush)	687,000	bbls	$0.51			(375,910)	—	(375,910)
Crude oil	2024	Two-way collar	764,000	bbls		$60.00	$103.50	484,204	6,789,010	(6,304,806)
Crude oil	2024	Roll Swap	253,000	bbls	$0.17			(92,516)	—	(92,516)
Natural gas	2024	Swap	60,000	mmbtu	$4.37			24,863	24,863	—
Natural gas	2024	Basis Swap	585,000	mmbtu	(1.18)			72,446	186,199	(113,753)
Natural gas	2024	Two-way collar	470,000	mmbtu		3	12.61	119,534	245,953	(126,419)

								$(2,582,309)	$19,443,102	$(22,025,411)

The Company recognized net gain of $7.2 million and net loss of $45.6 million related to derivative instruments for the three months ended March 31, 2023 and 2022, respectively.

PetroLegacy Energy II, LLC

Notes to Condensed Financial Statements

March 31, 2023 2022

The following table summarizes the effects of derivative instruments on the statements of operations for the three months ended March 31, 2023 and 2022.

	Statement of Operations Presentation	Three Months Ended
(in thousands of dollars)		March 31, 2023	March 31, 2022
Commodity Derivatives	Gain (Loss) on derivative contracts, net	$7,217	$(45,608)

6.	Fair Value Measurements

Fair Value on a Recurring Basis

The Company classifies its commodity derivatives based upon the data used to determine fair value. The Company’s derivative instruments are in the form of swap contacts, costless collar options and three-way costless collar options based on WTI/NYMEX and Henry Hub/NYMEX pricing for oil and natural gas, respectively. The Company swaps commodity derivatives floating NYMEX rates for fixed rates. The fair value of these derivatives is derived using an independent third-party’s valuation model that utilizes market-corroborated inputs that are observable over the term of the derivative contract. The Company’s fair value calculations also incorporate an estimate of the counterparties’ default risk for derivative assets and an estimate of the Company’s default risk for derivative liabilities. As a result, the Company designates its commodity derivatives as Level 2 in the fair value hierarchy.

The Company’s derivative instruments expose it to counterparty credit risk, which arises due to the risk of loss from counterparties not performing under the terms of the derivative contract. To minimize such risk, the Company only enters into derivative contracts with counterparties that we determine are creditworthy, which includes performing both quantitative and qualitative assessment of these counterparties, based on their credit rating and credit default swap rates where applicable. Additionally, our derivatives contracts are with multiple counterparties, reducing our exposure to any individual counterparty. Any non-performance risk is considered in the valuations of our derivative instruments, but to date it has not had a material impact on the values of our derivatives.

The following table summarizes the Company’s financial instruments that were subject to fair value measurement as of March 31, 2023:

	Fair Value Measurements Using
(in thousands of dollars)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Instrument
Commodity derivatives—assets	$—	$13,857	$—
Commodity derivatives—liabilities	$—	$(10,806)	$—

PetroLegacy Energy II, LLC

Notes to Condensed Financial Statements

March 31, 2023 2022

The following table summarizes the Company’s financial instruments that were subject to fair value measurement as of March 31, 2022:

	Fair Value Measurements Using
(in thousands of dollars)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Instrument
Commodity derivatives—assets	$—	$19,443	$—
Commodity derivatives—liabilities	$—	$(22,025)	$—

Fair Value on a Nonrecurring Basis

Nonrecurring fair value measurements include the initial recording of certain nonfinancial assets and liabilities as may be acquired in a purchase of oil and natural gas properties and thereby measured at fair value, measurements of oil and natural gas property impairments and the initial recording of asset retirement obligations.

The estimates of fair value for initial recording of acquisitions of oil and natural gas properties, oil and natural gas impairment, and asset retirement obligations are prepared using various cash flow analysis and other assessments. As there is no corroborating market activity to support the assumptions used, the Company has designated these measurements as Level 3.

The carrying amount of cash, trade account receivables, accounts payable, accrued expenses, oil and natural gas revenue payable, and other current liabilities approximate fair value because of the short maturity of these instruments.

In addition, the fair value of our Revolving Bank Loan (“RBL”) approximates its carrying value based on borrowing rates available to the Company for bank loans with similar terms and maturities and is categorized as Level 2 in the valuation hierarchy.

PetroLegacy Energy II, LLC

Notes to Condensed Financial Statements

March 31, 2023 2022

7.	Asset Retirement Obligation

We record the fair value of a liability for an asset retirement obligation (“ARO”) in the period in which it is incurred, along with a corresponding increase in the carrying amount of the related long-lived asset. A summary of the Company’s ARO for the three months ended March 31, 2023 and 2022 is as follows:

	Three Months Ended March 31,
(in thousands of dollars)	2023	2022
Asset retirement obligations, beginning of period	$15,154	$14,370
Liabilities incurred	116	72
Change in estimate	—	—
Accretion expense	164	170
Liabilities settled due to trade of properties	—	—

Asset retirement obligations, end of period	15,434	14,612

8.	Long Term Debt

November 2021 Amended and Restated Credit Agreement

In November 2021, the Company entered into the Amended and Restated Credit Agreement (“Restated Credit Agreement”) with an overall senior secured line of credit of $500 million maturing November 10, 2024 with BOKF, NA dba Bank of Texas, as Agent and Lead Arranger. The Restated Credit Agreement is reserve-based and subject to semiannual redetermination on or about the first day of May and November each year. The Restated Credit Agreement borrowing base was determined to be $110.0 million.

The terms of the Restated Credit Agreement require the Company to make periodic payments of interest on the loans outstanding thereunder, with all outstanding principal and interest under the RBL due on the maturity date. Interest on the RBL is calculated at the Company’s option, at either (a) the London Interbank Offered rate (“LIBOR”) for the applicable interest period plus a margin of 3.00% to 4.00% or (b) the greatest of the (i) Prime Rate, (ii) the overnight cost of federal funds as announced by the US Federal Reserve System plus 0.50%, and (iii) LIBOR for a one-month period plus a margin of 1.00%. Additional payments due under the Restated Credit Agreement include paying a commitment fee of 0.500%.

PetroLegacy Energy II, LLC, as borrower, is subject to certain covenants under the Restated Credit Agreement, including the requirement to maintain the following financial ratios:

•	as of the last day of any fiscal quarter starting with the fiscal quarter ending December 31, 2021 and for each fiscal quarter thereafter, the leverage ratio not to be greater than 3.0 to 1.0;

•

commencing with the fiscal quarter ending December 31, 2021, a ratio of (i) consolidated current assets (including the unused aggregate commitments) to (ii) consolidated current liabilities (excluding current maturities of the Notes) to be not less than 0.5 to 1.0 and starting with the fiscal quarter ending March 31, 2022 and for each fiscal quarter thereafter, to not be less than 1.0 to 1.0.

PetroLegacy Energy II, LLC

Notes to Condensed Financial Statements

March 31, 2023 2022

In February 2022, the First Amendment to the Amended and Restated Credit Agreement was executed. Among other things, new banking entities became a part of the credit agreement and the RBL borrowing base was increased to $170 million.

In May 2022, the Second Amendment to the Amended and Restated Credit Agreement was executed. Among other things, the RBL borrowing base was increased to $190 million.

In September 2022, the Third Amendment to the Amended and Restated Credit Agreement was executed. Among other things, a new banking entity became a part of the credit agreement and the RBL borrowing based was increased to $235 million.

In December 2022, the RBL borrowing based was increased to $250 million.

For the three months ended March 31, 2023 and 2022, the average interest rate under the RBL was 8.40% and 3.91%, respectively, on an average outstanding balance of $200.5 million and $102.4 million. For the three months ended March 31, 2023 and 2022, total interest and commitment fees under the RBL were $4.3 million and $1.1 million, respectively.

The Company was in compliance with all terms and covenants of our Restated Credit Agreement as of March 31, 2023 and as of March 31, 2022. If an event of default exists under the RBL, the lenders will be able to accelerate the obligations outstanding under the RBL and exercise other rights and remedies. Our Restated Credit Agreement contains customary events of default, including the occurrence of a change of control, as defined in the Restated Credit Agreement.

9.	Members’ Equity

PetroLegacy Energy II, LLC was founded on August 31, 2016 upon the execution of an LLC agreement (“LLC Agreement”) between Encap Investments L.P. (“Encap”) and the three initial founders of the Company (collectively, “the Members”).

The LLC agreement obligated the Members to commit $150.0 million of capital contributions to the Company. The LLC Agreement authorized three classes of Membership Interests, Class A, Class B, and Class C Units. The number of units authorized was 1,496,750, 3,250, and 100,000, respectively. Class A and B Units are voting securities. Class C units granted to members of management and employees of the Company in order to share in the profits of and distributions of the Company after certain performance thresholds are achieved and, if and when, distributions are declared by the board. Under the limited liability ownership structure, Class C members are not liable for the expenses, liabilities, or obligations of the Company and do not entitle the holders to have any voting rights with respect to any Company matter. The grants are accounted for as stock- based compensation under ASC 718, Compensation – Stock Compensation and measured at fair value on the grant date, using an income-based fair valuation method and weighted average of expected fund-life. For the three months ended March 31, 2023 and 2022, stock compensation costs related to non-vested Class C units issued were deemed to be insignificant based on the fair value estimated by the Company.

Upon the creation of PetroLegacy II Holdings, LLC, in September 2017, all Member Units previously held in PetroLegacy Energy II, LLC and the LLC Agreement were assigned to PetroLegacy II Holdings, LLC.

PetroLegacy Energy II, LLC

Notes to Condensed Financial Statements

March 31, 2023 2022

Between 2016 and March 31, 2023, the Members had increased their commitment to PetroLegacy II Holdings to $500.3 million. Periodically, the Members contribute capital to PetroLegacy II Holdings, LLC, which subsequently funds its subsidiaries, including PetroLegacy Energy II, LLC, for capital expenditures, acquisitions, and other corporate matters. The total capital contributed by the Members as of March 31, 2023 and as of December 31, 2022 to PetroLegacy II Holdings was $444.0 million leaving its subsidiaries, including PetroLegacy Energy II, LLC, additional capital for development activities. As of March 31, 2023 and as of December 31, 2022, PetroLegacy II Holdings, LLC has contributed $389.5 million to PetroLegacy Energy II, LLC.

In January 2022, Class A equity members and Class B equity members agreed to call capital in the amounts of $15.0 million and $24 thousand, respectively. In March 2022, Class A equity members and Class B equity members agreed to call capital in the amounts of $13.0 million and $21 thousand, respectively. Related to these capital calls, the capital contributed to PetroLegacy Energy II, LLC totaled $7.5 million for the three months ended March 31, 2022.

There were no agreements to call capital in the three months ended March 31, 2023.

10.	Commitments and Contingencies

Litigation

From time to time, the Company may be involved in legal proceedings and claims that arise in the ordinary course of business. The Company believes that the final disposition of such current matters will not have a material adverse effect on its financial position, results of operations, or liquidity.

Element

On September 12, 2018, Element Petroleum Properties, LLC (“Element”) filed a lawsuit against the Company seeking a declaratory judgment that it is the lessee under leases covering minerals that have previously been leased to the Company, and seeking consistent relief under other counts, including trespass to try title and an equitable quiet title claim, as well as various other monetary claims for unspecified damages. The Company denied Element’s allegations in their entirety and pleaded a counterclaim against Element under the Texas trespass to try to title statue to remove the cloud on its title that Element’s claim creates.

On December 2, 2019, a hearing was held on the parties’ competing motions for summary judgment. The trial court denied the Company’s motion to abate and motion for summary judgment and granted Element’s motion for partial summary judgment on its title claims.

On February 14, 2020, the trial court amended its abatement and summary judgment orders and granted permission for the Company and its lessor to immediately appeal the orders. The Company and its lessor filed their Petition for Permission to Appeal in the Court of Appeals for the Eleventh District of Texas on February 28, 2020. The Court of Appeals did not accept the petition and the matter returned to the trial court for final judgment.

On May 4, 2021, the trial count entered its final judgment and the Company filed a notice of appeal. The Court of Appeals heard oral arguments on March 10, 2022 and anticipates that the appeals court will enter their judgment in 2023.

The Company continues to vigorously defend itself in this litigation. Precedent in the Court of Appeals for the Eleventh District of Texas gives the Company confidence that a loss contingency is neither probable nor estimable. As such, there is no associated liability recorded as of March 31, 2023 nor 2022 related to this matter.

PetroLegacy Energy II, LLC

Notes to Condensed Financial Statements

March 31, 2023 2022

Environmental Matters

The Company’s operations and properties are subject to federal, state, and local regulatory requirements relating to environmental protection. It is the Company’s policy to fully comply with all applicable requirements. Based on current information, the Company believes that its operations are in compliance with applicable environmental laws and regulations, and management is not aware of any violations that could have a material adverse effect on the condensed financial statements.

11.	Subsequent Events

The Company performed a review of events subsequent to March 31, 2023 through May 8, 2023, the date the condensed financial statements were available to be issued.

Divestiture

In April 2023, PetroLegacy II Holdings, LLC entered into a definitive purchase agreement to divest all of the Company’s leasehold interest and related assets to Ovintiv Inc. (“Ovintiv”), selling 100% of all equity interests in PetroLegacy Energy II, LLC. The effective date of the divestiture is January 1, 2023. The transaction, which is expected to close by the end of the second quarter, is subject to the satisfaction of customary closing conditions and customary closing adjustments.